BDO Dunwoody LLP	600 Cathedral Place
Chartered Accountants	925 West Georgia Street
Vancouver, BC, Canada V6C 3L2
Telephone: (604) 688-5421
Telefax: (604) 688-5132
E-mail: vancouver@bdo.ca
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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Bulldog Technologies Inc.

Richmond, Canada

We hereby consent to the use in the Prospectus constituting a part of the Form SB-2 Registration Statement of our report dated October 28, 2005 relating to the consolidated financial statements of Bulldog Technologies Inc. which are contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

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BDO DUNWOODY LLP
Chartered Accountants

Vancouver, Canada

March 21, 2006